May 4, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:      GPU, Inc. (formerly General Public
                             Utilities Corporation)
                           GPU Service, Inc. (formerly GPU Service
                             Corporation)
                           Jersey Central Power & Light Company
                           Metropolitan Edison Company
                           Pennsylvania Electric Company
                           GPU International, Inc. (formerly Energy
                             Initiatives, Inc.)
                           Application on Form U-1
                           SEC File No. 70-8829
                           ------------------------------------------

Ladies and Gentlemen:

                On behalf of the above-named Applicants, we hereby withdraw the Application on Form U-1 docketed in SEC File No. 70-8829.

                Please do not hesitate to contact the undersigned if you require any additional information.

                Thank you for your courtesies in this matter.

                                             Very truly yours,



                                             /s/ T. G. Howson
                                             ----------------
                                              T. G. Howson